Exhibit 23.1

Consent of Independent Auditors

Headland Media Limited

We consent to the incorporation by reference in the registration statements (No. 333-168406, No. 333-160230, No. 333-141404, No. 333-112341, No. 333-67556 and No. 333-08491) on Form S-8 of KVH Industries, Inc of our report dated July 23, 2013, with respect to the consolidated balance sheet of Headland Media Limited as of December 31, 2012, and the related consolidated profit and loss account, statement of total recognized gains and losses, reconciliation of movements in shareholders’ funds and cash flow statement for the year ended December 31, 2012, which report appears in the Form 8-K/A of KVH Industries, Inc. dated May 11, 2013 and to be filed on July 23, 2013.

Our report includes an other matter paragraph stating that accounting principles generally accepted in the United Kingdom vary in certain significant respects from the United States generally accepted accounting principles and that information relating to the nature and effect of such differences is presented in note 23 to the consolidated financial statements.

/s/ KPMG LLP

Leeds, United Kingdom

23 July 2013